Exhibit 99.1

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
July 30, 2012

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS SECOND QUARTER RESULTS

•	Cumulative rate increases achieved since 2009 of approximately 8%
•	Accident year combined ratio improved to 97.8% in the quarter from 100.9% 2011 second quarter
•	Net operating loss of $8.8 million, or $0.17 per diluted share
•	Book value per share of $11.55, up 0.8% from December 31, 2011
•	Total revenues up 15.1% to $235.1 million from 2011 second quarter
•	Quarterly dividend declared of $0.05 per share

Second Quarter Overview:

Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported a second quarter 2012 net operating loss, a non-GAAP measure the Company defines as net income (loss) excluding after-tax realized gains and losses, of ($8.8 million), or ($0.17) per diluted share, compared to net operating income of $8.4 million, or $0.16 per diluted share, in the prior year second quarter. Net loss for the second quarter of 2012 was ($7.7 million), or ($0.15) per diluted share, as compared to net income of $9.8 million, or $0.18 per diluted share, for the second quarter of 2011. The 2012 results include $1.0 million, or $0.02 per diluted share, of after-tax realized gains, compared to $1.4 million, or $0.02 per diluted share, in 2011.

Second quarter 2012 results include the previously announced pre-tax increase in net ultimate loss estimates for accident years 2011 and prior of ($28.2 million), or 13.3 combined ratio percentage points; which compares to second quarter 2011 results that include an increase in the net ultimate loss estimates for accident years 2010 and prior of ($864,000), or 0.5 combined ratio percentage points. The second quarter 2012 increase in net ultimate loss estimates for accident years 2011 and prior primarily reflects incurred loss activity that is higher than historic patterns. In certain segments of the business, this increase is connected to corporate and branch office claims initiatives that were recently implemented. Please refer to the Company’s July 19, 2012 press release for additional discussion on 2012 loss activity.

Commenting on the quarter, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “We are disappointed to report an increase in net ultimate losses on prior accident years and will continue to take actions to improve the profitability of our business as we strive to deliver results that are more in line with our history and expectations. We have a strong management team with a long-term track record of achieving profitable growth. We have also demonstrated the ability to remediate business that falls short of our targets and restrict business written in states and classes of business where the opportunity to achieve our underwriting targets is limited. The improvement in our 2011 accident year combined ratio from 100.7% as re-estimated at June 30, 2012 compared to 97.1% for the first six months of 2012 reflects the cumulative impact of rate increases and underwriting actions taken since 2009 as we move towards our target of achieving a 95.0% combined ratio. Our average calendar year combined ratio over the past five years has been 95.5% and GAAP book value per share has increased over 165% during this period.”

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When determining the after-tax impact of the 2012 reserve development, we used a more normalized effective tax rate of 27.5%, which reflects the historical proportion of net investment income and underwriting income. Applying the normalized effective tax rate, the after-tax impact of the 2012 reserve development is $20.5 million, or $0.41 per diluted share. The Company’s GAAP effective tax rate in the second quarter and for the six months ended June 30, 2012 is approximately 18% and 15%, respectively. The annual effective tax rate for 2012 expected to be 15%.

The accident year loss and LAE ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, was 65.1% for the second quarter of 2012, compared to 66.4% in the second quarter of 2011. The improved accident year loss and LAE ratio reflects a lower level of storm losses in the current quarter.

The expense ratio was 32.7% in the second quarter of 2012, compared to 34.5% in the prior year quarter. The improvement in the expense ratio reflects a reduction in profit sharing commissions and leveraging of fixed costs over a larger premium base. These improvements were partially offset by a decrease in the accrual for variable compensation that reduced policy acquisition expenses in 2011.

Second quarter 2012 gross written premium increased $43.4 million, or 20.4%, to $256.1 million, compared to $212.7 million in the second quarter of 2011. This growth primarily reflects rate increases in combination with the maturation of existing programs and new business initiatives that were implemented during the past twelve months. This growth was partially offset by reductions in certain programs where pricing and underwriting did not meet the Company’s targets.

Commenting on the growth in premiums, Mr. Cubbin stated: “Not only are we seeing rate increases accelerate, we are also seeing higher than expected policyholder retention rates. This pricing environment, in combination with our selective underwriting, greatly enhances our ability to achieve profitable growth.”

Pre-tax profit from net commissions and fee revenue for the second quarter of 2012 was $2.2 million, in line with second quarter 2011 results.

General corporate expenses increased $1.5 million from a benefit of $719,000 in 2011 to an expense of $758,000 in 2012. The prior year amount reflects a reduction in the accrual for variable compensation; excluding this item, 2012 general corporate expenses were consistent with 2011.

Year to Date 2012 Highlights:

•	Net operating loss was ($1.2 million), or ($0.02) per diluted share, for 2012 compared to net operating profit of $22.4 million, or $0.42 per diluted share, for 2011.
•	Net income for 2012 was 372,000, or $0.01 per share, compared to $24.4 million, or $0.46 per diluted share in 2011.
•
The GAAP combined ratio for first six months of 2012 was 106.6%, compared to 98.7% in 2011; 2012 combined ratio increased 9.5 percentage points from an increase in net ultimate losses on 2011 and prior accident years, whereas the 2011 combined ratio decreased 0.7 percentage points from a decrease in net ultimate losses on 2010 and prior accident years.

•
The accident year combined ratio improved to 97.1% in 2012 from 99.3% in 2011; the improvement primarily reflects a reduction in current year storm activity, a reduction in profit sharing commissions, the leveraging of fixed costs over a larger premium base and the cumulative impact of rating and underwriting actions that were initiated since 2009.

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2012 Guidance

Based on the first six months of 2012, management now expects net operating income to be in a range of $27 million to $30 million, a GAAP combined ratio of 101.5% to 102.5% and gross written premium in a range of $970 million to $990 million. Achieving results within these ranges would result in net operating income between $0.55 and $0.60 per diluted share.

Other Matters

Adoption of New Accounting Guidance:
In October 2010, the Financial Accounting Standards Board issued new guidance concerning the accounting for costs associated with acquiring or renewing insurance contracts. Under the new guidance, only direct incremental costs associated with successful insurance contract acquisitions or renewals are deferrable. The Company adopted this guidance effective January 1, 2012 and has retrospectively adjusted its previously issued financial information. Adoption of this guidance reduced the carrying value of the Company’s deferred acquisition costs as of December 31, 2011 by $11.2 million and equity by $7.3 million, or $0.14 per common share. Both net operating income and net income for the second quarter of 2011 were reduced by $0.2 million. Net operating income per share for the second quarter of 2011 was not impacted by the change and net income was reduced by $0.01 per diluted share. For the six months ended June 30, 2011, both net operating income and net income for the second quarter of 2011 were reduced by $0.6 million, or $0.01 per diluted share.

Debt to Equity Ratio:
At June 30, 2012, Meadowbrook’s debt-to-equity ratio was 24.7%, compared to 18.7% at December 31, 2011. The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures was 10.6% at June 30, 2012, compared to 4.8% at December 31, 2011. The increase in the debt to equity ratio during the quarter primarily reflects a drawdown of $30.0 million on Meadowbrook’s Federal Home Loan Bank (“FHLB”) credit facility. The proceeds were used to fund purchases of high quality bonds with maturities that match the maturity of the FHLB credit facility. Due to the low cost of the FHLB funding, we expect to generate returns in excess of our cost of borrowing under this strategy. The Company also borrowed $10.0 million on its line of credit to fund the vast majority of year to date share repurchases. These increases were partially offset by scheduled principal amortization payments made in 2012.

Investment Portfolio:
Net investment income for the second quarter of 2012 decreased ($82,000), or (0.6%), to $13.7 million from $13.8 million in the second quarter of 2011. The 2011 results include accretion on a security that was previously impaired, but deemed to have recovered subsequent to the impairment. This security recovered fully and matured in the second quarter of 2011. Excluding the income amounts related to the recovery of this security, net investment income would have increased $143,000, or 1.1%. This reflects an increase in average invested assets due to positive cash flow from operations, as well as the investment of the FHLB loan proceeds in our fixed income portfolio.

Net investment income for the six months ended June 30, 2012 increased $78,000, or 0.3%, to $27.4 million from $27.3 million in 2011. As noted above, the 2011 results include accretion on a security that was previously impaired, but deemed to have recovered subsequent to the impairment. Excluding the income amounts related to the recovery of this security, net investment income would have increased $634,000, or 2.4%. This reflects an increase in average invested assets due to positive cash flow from operations, as well as the investment of the FHLB loan proceeds in our fixed income portfolio.

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At June 30, 2012, pre-tax book yield was 3.9%, compared to 4.0% at December 31, 2011. The effective duration of the portfolio was 4.9 years at June 30, 2012, which is comparable to the effective duration at December 31, 2011.

Shareholders’ Equity:
Shareholders’ equity was $575.0 million, or $11.55 per common share at June 30, 2012 from $585.2 million, or $11.46 per common share at December 31, 2011.

Statutory Surplus:
At June 30, 2012, the combined statutory surplus was $376.9 million, compared to $385.4 million at December 31, 2011.

Premium Leverage Ratios: As of June 30, 2012, on a trailing twelve month statutory combined basis, the gross and net premium leverage ratios were 2.6 to 1.0 and 2.2 to 1.0, respectively. As a reference point, the Company’s guidelines for gross and net written premium to statutory surplus are 2.75 to 1.0 and 2.25 to 1.0, respectively.

Cash Flows from Operations:
For the three months ended June 30, 2012, operating cash flows increased to $34.8 million from $27.3 million for the three months ended June 30, 2011. The increase in operating cash flows is driven primarily by a decrease in estimated federal income tax payments in the current year.

For the six months ended June 30, 2012, operating cash flows increased to $73.0 million as compared to $61.9 million for the six months ended June 30, 2011. The increase in operating cash flows is driven primarily by a decrease in estimated federal income tax payments in the current year.

Dividend and Share Repurchases:
On July 27, 2012, the Board of Directors declared a quarterly dividend of $0.05 per share payable on August 27, 2012 to shareholders of record as of August 10, 2012.

During the quarter, the Company repurchased 737,000 shares at an average cost of $8.84 per share. Accretive share repurchases during the quarter increased book value per share by $0.04.

For the six months ended June 30, 2012, the Company repurchased 1.3 million shares at an average cost of $9.09 per share. Accretive share repurchases during the year increased book value per share by $0.07.

Under the Share Repurchase Plan, management is currently authorized to purchase approximately 3.7 million additional shares.

Non-GAAP Measures

Net Operating (Loss) Income and Net Operating (Loss) Income Per Share

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Net operating (loss) income and net operating (loss) income per share are non-GAAP measures that represent net (loss) income excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP Measures to net operating (loss) income and net operating (loss) income per share are net (loss) income and net (loss) income per share. Net operating (loss) income and net operating (loss) income  per share are intended as supplemental information and are not meant to replace net (loss) income or net (loss) income per share. Net operating (loss) income and net operating (loss) income per share should be read in conjunction with the GAAP financial results. The following is a reconciliation of net operating (loss) income to net (loss) income, as well as net operating (loss) income per share to net (loss) income per share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net operating (loss) income	$(8,752)	$8,381	$(1,225)	$22,398
Net realized gains (losses), net of tax	1,020	1,399	1,597	2,031
Net (loss) income, as reported	$(7,732)	$9,780	$372	$24,429

Diluted earnings per common share:
Net operating (loss) income	$(0.17)	$0.16	$(0.02)	$0.42
Net (loss) income	$(0.15)	$0.18	$0.01	$0.46

Diluted weighted average common shares outstanding	50,251,591	53,248,573	50,583,368	53,323,802

Management uses net operating (loss) income and net operating (loss) income per share as components to assess our performance and as measures to evaluate the results of our business. Management believes these measures provide investors with valuable information relating to our ongoing performance that may be obscured by the net effect of realized gains and losses as a result of the Company’s market risk sensitive instruments, which primarily relate to fixed income securities that are available for sale and not held for trading purposes. Realized gains and losses may vary significantly between periods and are generally driven by external economic developments, such as capital market conditions. Net operating (loss) income excludes the effect of items that tend to be highly variable from period to period and highlights the results from our ongoing business operations and the underlying profitability of our business. Accordingly, management believes it is useful for investors to evaluate net operating (loss) income and net operating (loss) income per share, along with net (loss) income and net (loss) income per share when reviewing and evaluating Meadowbrook’s performance.

Accident Year Loss and LAE Ratio

The accident year loss and LAE ratio is a non-GAAP measure and represents the Company’s net loss and LAE ratio excluding the impact of any adverse or favorable development on prior year loss and LAE reserves. The most directly comparable financial GAAP measure to the accident year loss ratio is the net loss and LAE ratio. The accident year loss ratio is intended as supplemental information and is not meant to replace the loss and LAE ratio. The accident year loss ratio should be read in conjunction with the GAAP financial results. The following is a reconciliation of the accident year loss ratio to the net loss and LAE ratio:

	For the Three Month Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Accident year loss ratio	65.1%	66.4%	64.4%	65.0%
Adverse (favorable) development	13.3%	0.5%	9.5%	-0.7%
Net loss & LAE ratio	78.4%	66.9%	73.9%	64.3%

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Management uses the accident year loss ratio as one component to assess the Company’s current year performance and as a measure to evaluate, and if necessary, adjust pricing and underwriting. Meadowbrook’s net loss and LAE ratio is based on calendar year information. Adjusting this ratio to an accident year loss ratio allows us to evaluate information based on the current year activity. Management believes this measure provides investors with valuable information for comparison to historical trends and current industry estimates. Management also believes that it is useful for investors to evaluate the accident year loss ratio and net loss and LAE ratio separately when reviewing and evaluating the Company’s performance.

Conference Call

Meadowbrook’s 2012 first quarter results will be discussed by management in more detail on Tuesday, July 31, 2012 at 9:00 a.m. EDT.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through August 12, 2012 by dialing 1-877-660-6853 and referring to account number 286 and conference ID 395320.  The webcast will be archived and available for replay through October 20, 2012.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has thirty-four locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE UNAUDITED BALANCE SHEET INFORMATION

		As Adjusted
(In Thousands, Except Per Share Data)	JUNE 30, 2012	DECEMBER 31, 2011

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,579,982	$1,487,680
Premium and agents balances	216,485	183,160
Reinsurance recoverable	362,149	325,754
Deferred policy acquisition costs	80,554	74,467
Prepaid reinsurance premiums	37,678	33,754
Goodwill	121,041	120,792
Other assets	149,716	144,491
Total Assets	$2,547,605	$2,370,098
LIABILITIES
Loss and loss adjustment expense reserves	$1,301,002	$1,194,977
Unearned premium reserves	424,760	386,750
Debt	61,000	28,375
Debentures	80,930	80,930
Other liabilities	104,929	93,915
Total Liabilities	1,972,621	1,784,947
STOCKHOLDERS' EQUITY
Common stockholders' equity	574,984	585,151
Total Liabilities & Stockholders' Equity	$2,547,605	$2,370,098
Book value per common share	$11.55	$11.46

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$10.07	$10.13

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except Share & Per Share Data)	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
		As Adjusted		As Adjusted
SUMMARY DATA	2012	2011	2012	2011
Gross written premiums	$256,082	$212,672	$514,037	$437,618
Net written premiums	219,229	185,777	438,204	379,093
REVENUES
Net earned premiums	$211,303	$181,470	$404,118	$352,128
Net commissions and fees	8,552	7,897	17,517	16,335
Net investment income	13,683	13,765	27,415	27,337
Net realized gains	1,567	1,094	2,299	1,906
Total Revenues	235,105	204,226	451,349	397,706
EXPENSES
Net losses and loss adjustment expenses	165,758	121,403	298,506	226,665
Policy acquisition and other underwriting expenses	68,993	62,694	132,106	120,851
General selling and administrative expenses	6,327	5,631	12,665	11,875
General corporate expenses	758	(719)	2,131	636
Amortization expense	1,307	1,206	2,723	2,438
Interest expense	2,033	2,082	4,010	4,254
Total Expenses	245,176	192,297	452,141	366,719

(LOSS) INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	(10,071)	11,929	(792)	30,987
Income tax (benefit) expense	(1,782)	2,323	73	7,782
Equity earnings of affiliates, net of tax	562	173	1,250	1,246
Equity (loss) earnings of unconsolidated subsidiaries, net of tax	(5)	1	(13)	(22)
NET (LOSS) INCOME	$(7,732)	$9,780	$372	$24,429
Less: Net realized gains, net of tax	1,020	1,399	1,597	2,031
NET OPERATING (LOSS) INCOME (1)	$(8,752)	$8,381	$(1,225)	$22,398

Net (loss) income	$(0.15)	$0.18	$0.01	$0.46
Net Operating (loss) income	$(0.17)	$0.16	$(0.02)	$0.42

Diluted weighted average common shares outstanding	50,251,591	53,248,573	50,583,368	53,323,802

GAAP ratios:
Loss & LAE ratio	78.4%	66.9%	73.9%	64.4%
Other underwriting expense ratio	32.7%	34.5%	32.7%	34.3%
GAAP combined ratio	111.1%	101.4%	106.6%	98.7%

(1) While net operating (loss) income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating (loss) income is net income less realized gains net of taxes associated with such gains.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
		As Adjusted		As Adjusted
	2012	2011	2012	2011
Net earned premium	$211,303	$181,470	$404,118	$352,128
Net losses & loss adjustment expenses (1)	165,758	121,403	298,505	226,665
Policy acquisition and other underwriting expenses	68,993	62,694	132,106	120,851
(Loss) profit from net earned premium	(23,448)	(2,627)	(26,493)	4,612
Net investment income	13,683	13,765	27,415	27,337
(Loss) profit from insurance operations	(9,765)	11,138	922	31,949

Net commissions and fees	$8,552	$7,897	$17,517	$16,335
General selling & administrative expenses	6,327	5,631	12,666	11,875
Profit from net commissions & fees	2,225	2,266	4,851	4,460

General corporate expense	$758	$(719)	$2,131	$636
Amortization expense	1,307	1,206	2,723	2,438
Interest expense	2,033	2,082	4,010	4,254
Other expenses	4,098	2,569	8,864	7,328

(Loss) profit from insurance operations	$(9,765)	$11,138	$922	$31,949
Profit from net commissions & fees	2,225	2,266	4,851	4,460
Other expenses	(4,098)	(2,569)	(8,864)	(7,328)
Net realized gains	1,567	1,094	2,299	1,906
Pretax (loss) income	$(10,071)	$11,929	$(792)	$30,987

Key ratios:
GAAP combined ratio	111.1%	101.4%	106.6%	98.7%
Accident year combined ratio (2)	97.8%	100.9%	97.1%	99.3%

(1) The three months ended June 30, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $28,218 and the three months ended June 30, 2011 include an increase in net ultimate loss estimates for 2010 and prior accident years of $864.  The six months ended June 30, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $38,426 and the six months ended June 30, 2011 include a decrease in net ultimate loss estimates for 2010 and prior accident years of $2,367.
(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.

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